EX99_P

NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

ONE-MONTH ENHANCED DEATH BENEFIT OPTION

General Information Regarding this Option

This option is made part of the Contract to which it is attached and is effective on the Date of Issue. This option is only available at the time of application. To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached; the provisions of this option will control the Contract accordingly. Non-defined terms shall have the meaning given to them in the Contract.

This option is only available to Contracts with Annuitants age 80 or younger on the Date of Issue. The benefits described in this option will cease upon termination of the Contract or Annuitization.

This option is irrevocable.

Additional Charge

When this option is elected, Nationwide deducts an additional charge at an annual rate of 0.20% of the daily net asset value of the Variable Account. This charge will cease upon Annuitization or if the Contract is terminated and will not increase as long as the Contract remains in-force.

Definitions

The following definition is added to the Contract.

Monthly Death Benefit Date - Beginning with the Date of Issue, the date on which each one-month period of time elapses. The day on which this date falls each month will be the same date in the month as the Date of Issue. In the case of a Date of Issue falling on the 29th, 30th, or 31st day of the month, the date in months with fewer days will be the last day of the month.

Enhanced Death Benefit

The dollar amount of the Death Benefit is equal to the greatest of:

(1)	the Contract Value;
(2)	total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender;

(3)	the greatest value of any Monthly Death Benefit Date before the deceased Annuitant’s 81st birthday. The value of a Monthly Death Benefit Date is equal to the Contract Value on a Monthly Death Benefit Date plus any Purchase Payments since that Monthly Death Benefit Date and reduced by any Surrenders since that Monthly Death Benefit Date in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender.

The Contract Value described in preceding items (1) and (3) will include a market value adjustment for any amounts allocated to the Multiple Maturity Account.

Notwithstanding any of the preceding, if an election as to Surrender or Annuitization is not received by Nationwide within one year of the Annuitant’s death, then the value of the Death Benefit will be the greater of items (1) or (2) in the preceding paragraphs.

The Death Benefit described herein is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments. The adjustment is calculated using the following formula:

A × F + B × (1 - F)

Where:

A =

The greatest of: (1) The Contract Value; (2) total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender; or (3) the greatest value of any Monthly Death Benefit Date before the deceased Annuitant’s 81st birthday. The value of a Monthly Death Benefit Date is equal to the Contract Value on a Monthly Death Benefit Date plus any Purchase Payments since that Monthly Death Benefit Date and reduced by

VAR-0112AO	(Standard) (11/2013)

any Surrenders since that Monthly Death Benefit Date in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender.

The Contract Value described in preceding items (1) and (3) will include a market value adjustment for any amounts allocated to the Multiple Maturity Account.

B =	The Contract Value

F =	The ratio of $3,000,000 to sum of all Purchase Payments

If elected, the Spousal Protection benefit is also available in conjunction with this option provided that both the Annuitant and Co-Annuitant are age 80 or younger on the Date of Issue. If a Co-Annuitant is added at any time after the Date of Issue, the Co-Annuitant must be age 80 or younger at the time of addition.

Executed for Nationwide by:

Secretary	President

VAR-0112AO	2	(Standard) (11/2013)